Exhibit (4)(iii)

The Guardian Insurance & Annuity Company, Inc.

Buffer Protection and Crediting Index Strategy Rider

Rider Effective Date – [January 1, 2023]1

Any Strategy Credit Rate described in this rider may be positive, negative or zero, and is credited on the Term End Date as determined by formulas based on point-to-point Index Values. The Strategy Values may be affected by external indexes, but the Contract and rider do not directly participate in any index, stock, bond, equity, or other investment. There is a risk of loss and the loss may be greater if withdrawal, death, annuitization, or surrender occurs before the Strategy Term End Date. Gains may be limited and are not guaranteed. The Interim Value may reflect a negative Index Performance even if the Index increases, may reflect a positive Index Performance even if the Index decreases, and may be lower than the amount available on the Term End Date.

Notwithstanding any provision in the Contract to the contrary, this Rider is a part of the Contract to which it is attached. Should any provision in this Rider conflict with the Contract, the provisions of this Rider will prevail.

Capitalized terms within this Rider that are not defined in this Rider are defined or otherwise described in the Contract, including any endorsements or other riders attached to the Contract.

Rider Overview

This rider makes available Index Protection and Crediting Strategies that utilize a Buffer Protection Strategy as described in this rider.

Rider Definitions

For purposes of this Rider, the following definitions apply.

Index Protection and Crediting Strategies (IPCS, Index Strategy(ies), or Strategy(ies))

An Index Protection and Crediting Strategy is made up of two parts: (1) a Protection Strategy and (2) a Crediting Strategy. Both are described in this rider. The Index Protection and Crediting Strategies that are available as of the Rider Effective Date are shown on the Index Protection and Crediting Strategy Rider(s) Specifications page.

Buffer Protection Strategy

A form of Protection Strategy that applies when there is negative Index Performance. It absorbs negative Index Performance by protecting against losses up to the Buffer Rate on the Term End Date. See Calculation of Strategy Credit Rate provision for more information. The full Buffer Protection only applies on the Term End Date.

Buffer Rate

Under a Buffer Protection Strategy, the Buffer Rate is the maximum negative Index Performance that you are protected against at the end of the Strategy Term. Any negative Index Performance beyond the Buffer Rate will reduce the Contract Value allocated to that Strategy. Other than for a 1-Year Strategy Term, the Buffer Rate is not an annual rate.

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Crediting Strategies

The Crediting Strategies are applied to a zero or positive Index Performance to determine the Strategy Credit Rate. The following describes the Crediting Strategies that may be available under this rider.

Participation Rate (Par Rate)

Under this crediting strategy, when there is zero or positive Index Performance, the Strategy Credit Rate is equal to the Participation Rate multiplied by the Index Performance.

Participation Rates will be declared for any subsequent Strategy Term(s) and can be higher or lower than the previous Participation Rates but will never be lower than the corresponding Minimum Guaranteed Rates shown on the Index Protection and Crediting Strategy Rider(s) Specifications page. Participation Rates for renewals under this rider may differ from those that may apply to newly issued contracts.

Cap Rate with Participation Rate (Cap with Par)

The Cap Rate with Participation Rate is used to determine the amount of a Strategy Credit Rate when there is zero or positive Index Performance. It utilizes two components: a Cap Rate and a Par Rate. The Cap Rate we declare for each Strategy Term will never be less than the Minimum Guaranteed Rate shown on the Index Protection and Crediting Strategy Rider(s) Specifications page. The Par Rate we declare for each Strategy Term will never be less than 100%.

The Cap Rate may have a defined rate or be uncapped. If we declare a defined Cap Rate, the Par Rate will be 100% and the Strategy Credit Rate will equal the lesser of (1) the Index Performance multiplied by the Par Rate and (2) the Cap Rate. If we declare the Cap Rate to be uncapped, the Par Rate either will be 100% or we may boost it to a Par Rate greater than 100%, and we will determine the Strategy Credit Rate by multiplying the Par Rate by the Index Performance.

For each Strategy, Cap Rates and Par Rates will be declared for any renewals to subsequent Strategy Term(s). The Cap Rate can be higher or lower than the previous Cap Rates but will never be lower than the corresponding Minimum Guaranteed Rate shown on the Index Protection and Crediting Strategy Rider(s) Specifications page. The Par Rate can be higher or lower than the previous Par Rate but will never be lower than 100%. Cap Rates and Par Rates will be guaranteed for one Strategy Term. Cap Rates and Par Rates for renewals under this rider may differ from those that may apply to newly issued contracts.

Trigger Rate

Under this Crediting Strategy, the Strategy Credit Rate will be the declared Trigger Rate if the Index Performance for that Strategy is zero or positive. The Trigger Rate may be higher or lower than the actual positive Index Performance. We will declare Trigger Rates that apply to the renewal of each Strategy with a Trigger Rate. Trigger Rates will be guaranteed for one Strategy Term. Trigger Rates will be declared for any subsequent Strategy Term(s) and can be higher or lower than the previous Trigger Rates but will never be lower than the corresponding Minimum Guaranteed Rates shown on the Index Protection and Crediting Strategy Rider(s) Specifications page. Trigger Rates for renewals under this rider may differ from those that may apply to newly issued contracts.

Not all of these Crediting Strategies may be available on a Term Start Date. However, we will make at least one Crediting Strategy available.

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Index Performance

Index Performance is calculated by using a point-to-point approach. We compare the Index Value on the Term End Date to the Index Value on the Term Start Date. The Index Performance is the percent change in Index Values between those two dates.

Index Value on Term End Date – Index Value on Term Start Date

Index Value on Term Start Date

Index Performance is adjusted based on the application of the Buffer Protection and the applicable Crediting Strategy as described in this rider in order to determine the Strategy Credit Rate.

Index Value

The Index Value is the value of the Index that is published by the Index provider at the close of each day when the Index Value is calculated.

Performance Lock

An optional feature that we may make available for a Strategy. If made part of a Strategy, the Performance Lock allows the Owner to lock in an Interim Value at any time prior to the Term End Date. If a Performance Lock is available on the Term Start Date, it is guaranteed to be available for the full Strategy Term.

Strategy Credit Rate

The Strategy Credit Rate is equal to the Index Performance after the Buffer Protection and Crediting Strategy(ies) are applied.

Strategy Maturity Value

The Strategy Maturity Value is the Strategy Value on the Term End Date. The calculation of the Strategy Maturity Value is described in this rider.

Strategy Term

A Strategy Term is the period between the Term Start Date and the Term End Date. Strategy Terms applicable to each IPCS available as of the Rider Effective Date are as shown on the Index Protection and Crediting Strategy Rider(s) Specifications page.

Strategy Value

The Strategy Value is the amount used to determine the Contract Value. Each Index Strategy has its own Strategy Value. The sum of the Strategy Values for all Index Strategies equals the Total Index Strategy Value. See the Calculation of the Strategy Value provision for more information. Strategy Values applicable to Index Protection and Crediting Strategies are backed by assets held in a non-insulated and non-unitized Separate Account.

Strategy Value Base

The Strategy Value Base is the amount used to determine the Strategy Maturity Value. Each Strategy has a Strategy Value Base. See the Calculation of the Strategy Value Base provision for more information.

Term Start Date

The Term Start Date is the first day of a Strategy Term. A Term Start Date must be a Contract Anniversary. The first Term Start Date will be the Rider Effective Date unless this rider is added to the Contract after the Contract Date. In this case, the first Term Start Date will be the Contract Anniversary on or after the Rider Effective Date.

If the Term Start Date is not a date when the Index Value is published, the Index Value for that date will be the last published Index Value on the Business Day preceding the Term Start Date. Use of an earlier Index Value does not change the Term Start Date.

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Term End Date

The Term End Date is the Contract Anniversary on the last day of the Strategy Term applicable to each Strategy.

If the Term End Date is not a date when the Index Value is published, the Index Value for that date will be the last published Index Value on the Business Day preceding the Term End Date. Use of an earlier Index Value does not change the Term End Date.

Rider Provisions

Index Protection and Crediting Strategy Rider(s) Specifications Page

For Strategies available on the Rider Effective Date, the Contract Data page will include the initial allocation amounts. In addition, the Index Protection and Crediting Strategy Rider(s) Specifications page will show the specific information related to all Strategies that are available on the Rider Effective Date, including the Strategy name, Index, Strategy Term, Buffer Rate, and Minimum Guaranteed Rates for each of the Crediting Strategies, as applicable.

If there is a change in the available Index Strategies after the Contract Date, we will provide a revised Index Protection and Crediting Strategy Rider(s) Specifications page to the Owner at your most current address, as reflected in our records.

Calculation of Strategy Value

For every Strategy, the applicable Strategy Value on the Term Start Date equals the amount of Contract Value allocated to that specific Strategy. If the Term Start Date is the Contract Date, then the Strategy Value is the premium allocated to that Strategy. On the Term End Date, the Strategy Value equals the Strategy Maturity Value. On any Business Day other than the Term Start Date and the Term End Date, the Strategy Value equals the Strategy Interim Value. The Strategy Value is adjusted whenever there is a Withdrawal taken, or a rider fee charged against that Strategy. The amount of the reduction is equal to the dollar amount of the Withdrawal or rider fee.

Calculation of Strategy Value Base

For every Strategy, the applicable Strategy Value Base on the Term Start Date equals the amount of Contract Value allocated to that specific Strategy. If the Term Start Date is the Contract Date, then the Strategy Value Base is the premium allocated to the Strategy. The Strategy Value Base is adjusted whenever there is a Withdrawal taken or a rider fee charged against a Strategy. The Strategy Value Base after a withdrawal is equal to A minus B where:

•	A is the Strategy Value Base immediately prior to a Withdrawal or rider fee; and

•	B is the proportional withdrawal.

The Proportional Withdrawal is equal to (C/D) x E where:

•	C is the amount of the Withdrawal taken from the Strategy Value, including any Surrender Charges and rider fees;

•	D is the Strategy Value immediately prior to the Withdrawal; and

•	E is the Strategy Value Base immediately prior to the Withdrawal.

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Calculation of Strategy Credit Rate

On each Term End Date, the Strategy Credit Rate will be calculated by adjusting any negative Index Performance by the Buffer Rate and adjusting any zero or positive Index Performance by the applicable Crediting Strategy.

The Buffer Rate has the following impact on the Strategy Credit Rate on a Term End Date:

•	if the negative Index Performance is within the Buffer Rate, the Strategy Credit Rate will be zero.

•	if the negative Index Performance is below the Buffer Rate, the Strategy Credit Rate is the percentage of Index Performance that exceeds the percentage of protection offered by the Buffer Rate.

•	if the Index Performance is zero or positive, the Buffer does not apply.

As described above, any negative Index Performance will result in the Strategy Credit Rate equal to the Index Performance minus the Buffer Rate but not to exceed 0%.

Examples assuming a Buffer Rate of -10%:

Index Performance	Strategy Credit Rate
5%	Buffer does not apply

-5%	0% Index Performance does not exceed Buffer Rate (-5%—(-10%); not to exceed 0%)

-25%	-15% Amount of Index Performance that exceeds Buffer Rate (-25%—(-10%))

If Index Performance is zero or positive, a Crediting Strategy Rate will adjust the Index Performance to determine the Strategy Credit Rate as described below:

For a Cap Rate with Participation Rate Crediting Strategy, the Strategy Credit Rate will equal the lesser of A and B where:

•	A is the declared Cap Rate; and

•	B is the Index Performance multiplied by the Participation Rate.

If we declare the Cap Rate to be uncapped, then the Strategy Credit Rate will equal B.

For a Participation Rate Crediting Strategy, the Strategy Credit Rate will equal A multiplied by B where:

•	A is the Index Performance; and

•	B is the declared Participation Rate.

For Trigger Rate Crediting Strategies, the Strategy Credit Rate will equal the declared Trigger Rate.

Examples of how the Crediting Strategies work with zero or positive Index Performance:

	Strategy Credit Rate
Index Performance	Example 1 Cap w/ Par 20 % Cap Rate 100% Par Rate	Example 2 Cap w/ Par Uncapped Rate 100% Par Rate	Example 3 Cap w/ Par Uncapped Rate 125% Par Rate	Example 4 Participation Rate Only 75% Par Rate	Example 5 Trigger Rate 6% Trigger Rate
0%	0%	0%	0%	0%	6%
5%	5%	5%	6.25%	3.75%	6%
25%	20%	25%	31.25%	18.75%	6%
50%	20%	50%	62.50%	37.50%	6%

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Calculation of Strategy Maturity Value

The Strategy Maturity Value is the Strategy Value Base on the Term End Date adjusted by the Strategy Credit Rate. To calculate the Strategy Maturity Value on the Strategy Term End Date:

Strategy Maturity Value = Strategy Value Base X (1 + Strategy Credit Rate)

Note: In the above calculation, a negative Strategy Credit Rate will result in the Strategy Value Base being reduced. This may also result in a reduction in Contract Value.

Reallocation of Strategy Maturity Values

On any Term End Date, the Strategy Maturity Value is reallocated to the same Strategy starting a new Strategy Term unless we receive instructions prior to the Term Start Date to allocate to any of the different Strategies that are available on that Term Start Date. If the same Strategy is no longer available as of the Term Start Date and we have not received allocation instructions, the Strategy Maturity Value will be allocated as follows:

•	to a Strategy similar to the terminating Strategy in all aspects except for the Performance Lock feature, if available; or

•	to the Default Strategy shown on the Index Protection and Crediting Strategy Rider(s) Specifications page.

Strategy Interim Value

The Strategy Interim Value is the Strategy Value on any day other than a Term Start Date or a Term End Date. The Strategy Interim Value is calculated daily based on the value of a hypothetical portfolio established on the Term State Date composed of a Fixed Income Asset Proxy and a Derivative Asset Proxy less reasonably expected or actual Trading Costs at the time of determination. The Fixed Income Asset Proxy is a hypothetical fixed income asset and is measured at book value. At maturity, the Fixed Income Asset Proxy is designed to be equal to the Strategy Value on the Term Start Date (adjusted for Withdrawals or rider fees as described in the Calculation of Strategy Value Base provision). The Derivative Asset Proxy is a package of hypothetical derivative assets established on the Term Start Date that is designed to replicate the Strategy Credit on the Term End Date and is measured at market value. Trading Cost is the cost of liquidating the derivative assets in the Derivative Asset Proxy supporting the Index Strategy that is not accounted for in the Derivative Asset Proxy calculation.

Exercise of a Performance Lock

If a Performance Lock is available for a particular Strategy, the Owner may request to lock in the Strategy Interim Value on any Business Day prior to the Term End Date. On a Business Day that we receive your request to exercise a Performance Lock:

•	the Strategy Interim Value on that Business Day will be locked in; and

•

the Term End Date will be set to the next Contract Anniversary. However, if the Performance Lock is exercised on a Contract Anniversary, the Term End Date will be set to the date the Performance Lock was exercised.

The locked in Strategy Value will not change until the new Term End Date unless there is a Withdrawal or rider fee applicable to the Strategy. On the revised Term End Date, the Strategy Interim Value becomes the Strategy Maturity Value. The Strategy Maturity Value is then reallocated in accordance with the Reallocation of Strategy Maturity Value provision.

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Index Strategy Surrender Value

The IPCS Surrender Value is equal to the Strategy Value less:

•	any applicable Surrender Charges applied to the Strategy Value; and

•	any charges or fees associated with riders attached to this Contract.

Changes to the Available Indexes

We may add, delete or change the Indexes available under this rider at any time. Any new or changed Index would only apply to Strategy Terms that are created after the date of the change. Existing Strategy Terms will continue until their original Strategy Term End Date. However, an Index may no longer be available due to a reason outside our control either because:

•	it has been discontinued;

•	we are unable to hedge the Index;

•	due to our inability to license the use of such Index; or

•	the Index changes its components in a manner that changes the risk profile.

In this case, a comparable alternative Index may be substituted for the remainder of the Strategy Term. If there is a comparable Index that can be substituted, we will substitute that Index from the point the original Index is no longer available until the Term End Date. The Index Values used to determine the Index Performance on the Term End Date will be:

•	the Index Value of the original Index on the Term Start Date would remain unchanged; and

•

the Index Value on the Term End Date will be the Index Value of the original Index on the last date the original index was available, plus the result of (1) the percent change of the new Index Value from the date the original index was no longer available to the Term End Date; multiplied by (2) Index Value of the original Index on the date that index was no longer available.

If there is not a comparable index that can be substituted by the date the Index is no longer available, we will assume that the date the index is no longer available is a Term End Date and calculate the Strategy Maturity Value as described in this rider. However, the Strategy Maturity Value will be transferred to a Fixed Rate Strategy and will be available for reallocation to an Index Strategy on the next Contract Anniversary.

Termination

The Rider will terminate on the earlier of the following:

•	the Annuity Commencement Date; or

•	the date the Contract terminates.

The Guardian Insurance & Annuity Company, Inc.

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